NEWS RELEASE

SOUTHWESTERN ENERGY ELECTS CHIEF OPERATING OFFICER

Houston, Texas – September 20, 2011...Southwestern Energy Company (NYSE: SWN) announced today that, effective October 1, 2011, William J. Way will join the company as its Chief Operating Officer responsible for all of the company’s exploration and production (E&P) operations.

A native of Houston, Mr. Way earned his undergraduate degree in Industrial Engineering from Texas A&M University and has an MBA from The Massachusetts Institute of Technology.  Mr. Way joined BG Group plc in 2007 as Senior Vice President, Americas, with responsibility for E&P, Midstream and LNG operations in the United States, Trinidad and Tobago, Chile, Bolivia, Canada and Argentina as well as BG’s global shipping business.  Mr. Way began his career at Conoco in 1981 and, over the course of his more than twenty-seven year tenure, he held a wide range of senior leadership positions in E&P, LNG, Midstream and Shipping operations in the United States, Scotland, United Arab Emirates, and Trinidad and Tobago.  Mr. Way is a Registered Professional Engineer with the State of Texas and serves as a Director for several secondary educational organizations.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Brad D. Sylvester, CFA

Vice President, Investor Relations

(281) 618-4897

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